Exhibit (a)(5)(xii)

Oracle’s Offer

Provides A Choice

☑ PeopleSoft Shareholders	• All Cash • Risk Free

☑ PeopleSoft Customers	• Enhanced Support • Flexible Upgrades

☑ Oracle Shareholders	• Immediate Results • Accelerated Growth

☑ Oracle Customers	• Continued Innovation • Award-Winning Service

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The solicitation and the offer to buy PeopleSoft’s common stock is only made pursuant to the offer to purchase and related materials that Oracle Corporation and Pepper Acquisition Corp. filed on June 9, 2003. Stockholders should read the offer to purchase and related materials carefully because they contain important information, including the terms and conditions of the offer. Stockholders can obtain the offer to purchase and related materials free at the SEC’s website at www.sec.gov, from Credit Suisse First Boston, LLC, the dealer manager for the offer, from Mackenzie Partners, the information agent for the offer, or from Oracle Corporation.

Find out more at oracle.com/peoplesoft

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